EXHIBIT 10.53

                               CREDIT AGREEMENT

                                AMENDMENT NO. 3

       This sets forth the Agreement made as of April 3, 1995, between DELTA COMPUTEC INC. ("DCI") and DELTA DATA NET, INC. ("DDI"), both of which are New York corporations with their executive offices at 6647 Old Thompson Road, Syracuse, New York 13211 (collectively "Borrower"), and NATIONAL CANADA FINANCE CORPORATION, a Delaware corporation with an office at Suite 2540, Main Place Tower, 350 Main Street, Buffalo, New York 14202 ("Lender").

                                   Recitals

       A. Borrower and Lender are parties to a Credit Agreement dated April 1, 1994 pursuant to which Lender established a Revolving Credit Facility for Borrower for up to a maximum amount of $4,000,000 (the "Revolving Credit Facility"). Borrower and Lender subsequently entered into Amendment No. 1 to the Credit Agreement to increase the Revolving Credit Facility to a maximum of $5,000,000 and to modify certain other provisions of the Credit Agreement, and Amendment No.2 to the Credit Agreement to redefine the Borrowing Base, modify certain of the financial covenants contained in the Credit Agreement for fiscal year 1995, and to waive Borrower's non-compliance with certain of the financial covenants for Borrower's fiscal quarter ended October 31, 1994. Hereafter, the Credit Agreement, as amended, is referred to as the "Credit Agreement."

       B. Borrower has advised Lender that DCI is acquiring the common stock of SAI/DELTA, INC. ("SAI/DELTA"), a Florida corporation, representing the remaining 66% of the capital stock of SAI/DELTA not already owned by DCI, under substantially the same terms and conditions set forth in the Stock Purchase Agreement attached as Exhibit A. As set forth in this Amendment No. 3 to the Credit Agreement, Lender has consented to the above stock purchase by Borrower as it pertains to section 6.10 of the Credit Agreement, and Borrower and Lender have agreed to amend the Credit Agreement to 1) redefine the Borrowing Base; 2) eliminate the existing overadvance on the Revolving Credit Facility; and 3) correct a typographical error in Section 2.4 of the Credit Agreement.

       NOW, THEREFORE, in consideration of the matters recited and of the mutual promises contained herein, Borrower and Lender agree as follows:

       1. Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning defined in the Credit Agreement.

       2. Consent to Stock Acquisition.  Lender hereby consents, pursuant to
Section 6.10 of the Credit Agreement, to DCI's purchase of the remaining 66% of the capital stock of SAI/DELTA not already owned by DCI, under the terms of a Stock Purchase Agreement entered into by DCI on March 15, 1995 with an effective date of December 1, 1994.

       3. Redefinition of "Borrowing Base". Section 2.1 of the Credit Agreement which defines the Borrowing Base for the Revolving Credit Facility is amended to
(i) increase the amount of DCI Eligible Receivables included in the Borrowing

Base from 70% to 80%, (ii) decrease the maximum amount of DDI's Eligible Inventory included in the Borrowing Base to a maximum of $500,000, (iii) add 80% of SAI/DELTA's Eligible Receivables to the Borrowing Base, and (iv) reduce the maximum amount of the Revolving Credit Facility to $4,500,000. Accordingly,
Section 2.1 of the Credit Agreement is amended to read as follows:

       2.1 Borrowing Base. As long as neither DCI nor DDI are in default of any of their Obligations to Lender, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, from time to time, up to that amount (hereinafter referred to as the "Borrowing Base") which is the lesser of:

         a. The sum of:

 (1) Eighty percent (80%) of DCI's Eligible Receivables;

                 (2) Eighty percent (80%) of DDI's Eligible Receivables;

                 (3) Eighty percent (80%) of Intronet's Eligible Receivables;

                 (4) Forty percent (40%) of DDI's Eligible Inventory up to a maximum of Five Hundred Thousand Dollars ($500,000);
                     and

                 (5) Eighty percent (80%) of SAI/DELTA's Eligible Receivables;
                     or

                 b.  Four Million Five Hundred Thousand Dollars
                     ($4,500,000.00), including Letter of Credit Obligations, in the aggregate at any one time outstanding.

       4. Eliminate Unplanned Overadvance. The Lender's authorization of the unplanned advances previously made to Borrower totaling $250,000 in excess of the Borrowing Base (the "Overadvance") shall expire as of April 3, 1995.

       5. Correction of Typographical Error. Section 2.4.a of the Credit Agreement, which sets forth the interest rates on the outstanding principal balance of the Loans before and after maturity, is amended to correct a typographical error regarding the interest rate on the outstanding principal balance of the Loans after maturity. Accordingly, Section 2.4.a of the Credit Agreement is amended to read as follows:

       2.4 Interest.

           a. Until the Maturity Date, whether by acceleration or otherwise, the Borrower agrees to pay interest on the outstanding principal balance of the Loans at the rate of one and one-half percent
               (1- 1/2%) per annum above the National Bank of Canada Prime
               Rate as announced in the United States ("Prime Rate") as it may change from time to time based upon a 360-day year for the actual number of days the Loans are outstanding which may result in a higher effective annual rate. After maturity, whether by acceleration or otherwise, the Borrower agrees to pay interest on the outstanding principal balance of the Loans at a rate equal to three and one-half percent (3- 1/2%) per annum above the Prime Rate.

       6. Reaffirmation of Obligations. Except as hereby amended, all terms of the Credit Agreement shall remain in full force and effect. Further, Borrower ratifies and reaffirms its obligations under the Credit Agreement, the Supplemental Agreements, the Promissory Note, and all other Obligations to Lender.

       7. Counterparts. This Amendment may be executed in counterparts which, when taken together, will constitute one original of this Agreement.

       The foregoing is established by the following signatures of the parties.


LENDER:                                BORROWER:

NATIONAL CANADA FINANCE                DELTA COMPUTEC INC.
CORPORATION

                                       By:  /s/ John DeVito
By: /s/ Michael S. Woodard                      President
    Michael S. Woodard
    Assistant Vice President


                                       DELTA DATA NET, INC.

                                       By:  /s/ John DeVito
By: /s/ Robert G. Uhrig                         President
    Robert G. Uhrig
    Vice President